AMENDMENT NO. 1
Dated as of October 1, 2003
to
POOLING AND SERVICING AGREEMENT
Dated as of August 1, 2003
among
CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., Depositor,
DLJ MORTGAGE CAPITAL, INC.,
Seller,
OCWEN FEDERAL BANK FSB,
Servicer
THE MURRAYHILL COMPANY,
Credit Risk Manager
and
U.S. BANK NATIONAL ASSOCIATION,
Trustee
Acknowledged and Agreed to by:
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION Back-Up Servicer
Home Equity Asset Trust 2003-5
HOME EQUITY PASS-THROUGH CERTIFICATES, SERIES 2003-5

THIS AMENDMENT NO. 1, dated as of October 1, 2003 (the "Amendment"), to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of August 1, 2003, among CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., a Delaware corporation, as depositor (the "Depositor"), DLJ MORTGAGE CAPITAL, INC., a Delaware corporation, as seller (in such capacity, the "Seller"), OCWEN FEDERAL BANK FSB, a federally chartered savings bank, as servicer (in such capacity, the "Servicer"), THE MURRAYHILL COMPANY, a Colorado corporation, as credit risk manager (the "Credit Risk Manager"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee"), acknowledged and agreed to by WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as back-up servicer (the "Back-Up Servicer"). W I T N E S S E T H
WHEREAS, the Seller, Servicer, the Depositor, the Credit Risk Manager and the Trustee entered into the Pooling and Servicing Agreement;
WHEREAS, the parties to the Pooling and Servicing Agreement desire to retain the Back-Up Servicer and to specify the responsibilities of the Back-Up Servicer;
WHEREAS, Section 10.01(vi) of the Pooling and Servicing Agreement permits amendments to the Pooling and Servicing Agreement to modify, alter, amend, add to or rescind any of the terms or provisions contained in the Pooling and Servicing Agreement, provided that the Rating Agencies confirm that the Amendment will not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates;
WHEREAS, the Depositor has received a letter from each Rating Agency, copies of which are attached hereto as Exhibit A, stating that the Amendment will not result in a downgrading or withdrawal of the respective ratings then assigned to the Certificates;

NOW, THEREFORE, the parties hereto hereby agree as follows:
Section 1. Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

Section 2. Amendments to Article I.
1. The following definitions are added	to Article I of the Pooling and	Servicing Agreement:
Back-Up Servicer: Wells Fargo Bank Minnesota, National Association, acting		in its capacity as back-up servicer hereunder, or its successors in interest, as applicable.
Effective Date: October 1, 2003.
Ocwen: Ocwen Federal Bank FSB, a federally	chartered savings bank, acting in its capacity as Servicer for the Ocwen Mortgage Loans hereunder.
Ocwen Mortgage Loan: Any Mortgage Loan for	which Ocwen is the Servicer.

Section 3. Amendments to Article II.

  Section 2.03(a) is hereby amended and restated as follows: (a) Each of DLJMC, Ocwen and Wells Fargo in its capacity as Seller, Servicer or Back-Up Servicer, as applicable, hereby makes on behalf of themselves the representations and warranties set forth in Schedule IIA, Schedule IIB and Schedule IIC hereto, respectively, and by this reference incorporated herein, to the Depositor and the Trustee, in the case of DLJMC and Ocwen, as of the Closing Date, or in the case of Wells Fargo, as of the Effective Date, or if so specified therein, as of the applicable Cut-off Date; Section 4. Amendments to Article VII.
  The second, third and fourth paragraphs of Section 7.01 are hereby amended and restated as follows: The Trustee shall deliver the written notice to the Servicer of the Event of Default set forth in clause (i) above on any Servicer Remittance Date on which the Servicer fails to make any deposit or payment required pursuant to this Agreement (including but not limited to Advances to the extent required under Section 4.01). Upon termination of the Servicer pursuant to an Event of Default under clause (i) above and assumption of the duties of Servicer by the Trustee, the Back-Up Servicer or other successor servicer appointed pursuant to this Section 7.01 and Section 7.02, such successor servicer shall make any related deposit or payment required pursuant to this Agreement (including but not limited to Advances to the extent required herein) no later than the Distribution Date related to such Servicer Remittance Date. In the event that the Servicer cures any Event of Default under clause (i) above by late deposit or payment of any amount required pursuant to this Agreement and the Trustee, Back-Up Servicer or other successor servicer shall have previously made any or all of such deposit or payment on behalf of the Servicer or in its capacity as successor to such Servicer, the Servicer shall be obligated to reimburse the Trustee, Back-Up Servicer or other successor servicer, as applicable, for the amount of any such deposit or payment plus interest on such amount from the date of deposit or payment by the Trustee, Back-Up Servicer or other successor servicer, as applicable, through the date of reimbursement by the Servicer calculated at a rate equal the prime rate as then published in The Wall Street Journal plus 2.0% per annum. Other than an Event of Default resulting from a failure of the Servicer to make any required Advance, or an Event of Default set forth in clause (iv) above, if an Event of Default shall occur and a Responsible Officer of the Trustee has knowledge thereof, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee, may, or at the direction of the Holders of Certificates evidencing not less than 51% of the Voting Rights evidenced by the Certificates, the Trustee shall by notice in writing to the Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the related Mortgage Loans and the proceeds thereof (other than its rights as a Certificateholder hereunder). If an Event of Default results from the failure of the Servicer to make a required Advance or an Event of Default set forth in clause (iv) occurs, the Trustee shall, by notice in writing to the Servicer, Back-Up Servicer and the Depositor (with a copy to each Rating Agency), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the related Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder. Upon receipt by the Servicer of such written notice of termination, all authority and power of the Servicer under this Agreement, whether with respect to the related Mortgage Loans or otherwise, shall pass to and be vested in (i) the Trustee or its nominee, or, (ii) if Ocwen is the terminated Servicer, the Back-Up Servicer or its affiliate, or other successor servicer appointed by DLJMC, if DLJMC is the owner of the servicing rights for the related Mortgage Loans, in each case subject to Section 7.02; provided, however, that in the case of the assumption of duties as successor servicer by the Back-Up Servicer, the Back-Up Servicer shall not be required to assume such duties as successor servicer until the completion of the transition of servicing from Ocwen, which transition shall be completed within 90 days of Ocwen's termination as Servicer during which time Ocwen shall continue to be obligated to perform the duties of, and be entitled to the rights and protections provided to a servicer under this Agreement. Upon written request from the Trustee, Back-Up Servicer or DLJMC, as applicable, the Servicer shall prepare, execute and deliver to the successor entity designated by the Trustee, the Back-Up Servicer or DLJMC, as applicable, any and all documents and other instruments, place in such successor's possession all related Mortgage Files, and do or cause to be done all other reasonable and customary acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the related Mortgage Loans and related documents, at the Servicer's sole expense or at the expense of DLJMC if the Servicer fails to cover such expenses. In addition, DLJMC, to the extent not reimbursed by the Servicer, shall reimburse the Back-Up Servicer for all of the Back-Up Servicer's reasonable and customary costs and expenses associated with any termination of the Servicer, appointment of a successor servicer or the transfer or assumption of servicing upon termination of the Servicer, including but not limited to all costs and expenses (including legal expenses) associated with an evaluation of the potential termination of the Servicer, all costs and expenses associated with the complete transfer of servicing, including the transfer of all servicing files and all servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the Mortgage Loans in accordance with the Agreement; provided, however that in no event shall DLJMC be required to cover any expenses of the Back-Up Servicer incurred in connection with the transfer of servicing to the Back-Up Servicer upon termination of the Servicer in excess of $300,000 in any calendar year, provided that any amounts not reimbursed to the Back-Up Servicer in any calendar year due to application of the $300,000 annual limit shall be reimbursed in subsequent calendar years, subject to the same annual limit. The Servicer shall cooperate with the Trustee and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to a related Collection Account or Escrow Account or thereafter received with respect to the related Mortgage Loans. The Trustee, Back-Up Servicer or other successor servicer, as applicable, shall thereupon make any Advance to the extent required pursuant to Section 4.01 and subject to the Trustee, Back-Up Servicer or such other successor's determination that such Advance would not constitute a Nonrecoverable Advance or unless prohibited by applicable law. The Trustee, Back-Up Servicer or other successor servicer, as applicable, is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the related Mortgage Loans and related documents, or otherwise.
  Section 7.02 is hereby amended and restated as follows: Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to Section 7.01 of this Agreement, the Trustee or, if Ocwen is the terminated Servicer, the Back-Up Servicer, or a successor servicer appointed pursuant to Section 7.01, shall, subject to and to the extent provided herein, either be the successor to the Servicer, but only in its capacity as servicer under this Agreement, and not in any other, and the transactions set forth herein or shall appoint a successor servicer, in either event such successor servicer shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and applicable law including the obligation to make Advances pursuant to Section 4.01. As compensation therefor, the successor servicer shall be entitled to all funds relating to the related Mortgage Loans that the terminated Servicer would have been entitled to charge to a Collection Account, provided that the terminated Servicer shall nonetheless be entitled to payment or reimbursement as provided in Section 3.09(a) to the extent that such payment or reimbursement relates to the period prior to the completion of the transfer of servicing to a successor servicer. Notwithstanding the foregoing, if the Trustee or the Back-Up Servicer has become the successor to the Servicer in accordance with Section 7.01, the Trustee or Back-Up Servicer may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Advances pursuant to 4.01 hereof, or if it is otherwise unable to so act, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Any successor to the Servicer shall be an institution which is a FNMA or FHLMC approved seller/servicer in good standing, which has a net worth of at least $10,000,000, which is willing to service the related Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer (other than liabilities of the Servicer under Section 6.03 hereof incurred prior to termination of the Servicer under Section 7.01 hereunder), with like effect as if originally named as a party to this Agreement; provided that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced as a result of such assignment and delegation. Any successor servicer appointed by DLJMC shall be rated as a servicer of subprime mortgage loans as "average" (or its equivalent) or better by each Rating Agency that maintains a servicer rating system. Pending appointment of a successor to the Servicer hereunder, the Trustee, the Back-Up Servicer or other successor servicer, unless such entity is prohibited by law from so acting, shall, subject to the limitations described herein, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the related Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of (x) the Ocwen Servicing Fee (as defined in the Ocwen Side Letter), if the successor is the Back-Up Servicer or (y) the Servicing Fee, assuming for this purpose that the Servicing Fee Rate is 0.50% per annum, for any other successor. To the extent that the compensation of any successor to the Servicer is calculated using a rate exceeding the then-current rate used to calculate the Ocwen Servicing Fee (as defined in the Ocwen Side Letter), each Holder of a Class A-IO-S Certificate hereby agrees to a decrease in the Excess Servicing Fee Rate in an amount equal to such excess. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee, the Back-Up Servicer nor any other successor servicer shall be deemed to be in default by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the terminated Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

Any successor to the Servicer shall give notice to the Mortgagors of such change of servicer and shall, during the term of its service as Servicer, maintain in force the policy or policies of the type that the Servicer is required to maintain pursuant to this Agreement. In connection with the termination or resignation of the Servicer hereunder, either (i) the successor Servicer, including the Trustee if the Trustee is acting as successor Servicer, shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, or (ii) the predecessor Servicer, at its sole expense, shall cooperate with the successor Servicer either (x) in causing MERS to execute and deliver an Assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Trustee and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS(r) System to the successor Servicer or (y) in causing MERS to designate on the MERS(r) System the successor Servicer as the servicer of such Mortgage Loan (at the cost and expense of the successor Servicer to the extent such costs relate to the qualification of such successor Servicer as a member of MERS, otherwise at the cost and expense of the predecessor Servicer). The predecessor Servicer shall file or cause to be filed any such assignment in the appropriate recording office. The successor Servicer shall cause such assignment to be delivered to the Trustee promptly upon receipt of the original with evidence of recording thereon or a copy certified by the public recording office in which such assignment was recorded.

  The following Section 7.04 is added to the Pooling and Servicing Agreement: Section 7.04 Termination of Duties of the Back-Up Servicer. The rights and obligations of the Back-Up Servicer under this Agreement shall terminate upon the earlier of (i) the appointment of the Back-Up Servicer (or its affiliate) as successor Servicer to Ocwen and (ii) the termination of Wells Fargo as Back-Up Servicer by the Seller. The Seller may remove Wells Fargo as Back-Up Servicer at any time. Section 5. Amendments to Article X.

    The first clause of the first sentence of the first paragraph of Section 10.05 is hereby amended and restated as follows: The Trustee shall use its best efforts to promptly provide notice to each Rating Agency and the Back-Up Servicer with respect to each of the following of which it has actual knowledge:
    The first clause of the first sentence of the second paragraph of Section 10.05 is hereby amended and restated as follows: In addition, the Trustee shall promptly furnish to each Rating Agency and the Back-Up Servicer copies of the following:
    The word "and" preceding clause (e) of the third paragraph of Section 10.05 is stricken and the following clause shall be inserted following such clause (e): , and (f) in the case of the Back-Up Servicer, Wells Fargo Bank Minnesota, National Association, 9062 Old Annapolis Road, MAC-N2702-011, Columbia, Maryland 21045-1951, Attention: Back-Up Servicing HEAT 2003-5.

Section 6. Addition of Schedule IIC.

  The following Schedule IIC is added to the Pooling and Servicing Agreement: SCHEDULE IIC Representations and Warranties of the Back-Up Servicer.
  Wells Fargo Bank Minnesota, National Association (the "Back-Up Servicer") is a national banking association duly organized and validly existing under the laws of the United States;
  the Back-Up Servicer has full power to own its properties, to carry on its business as presently conducted and to enter into and perform its obligations under this Pooling and Servicing Agreement;
  the execution and delivery by the Back-Up Servicer of this Pooling and Servicing Agreement have been duly authorized by all necessary action; and neither the execution and delivery of this Pooling and Servicing Agreement, nor the consummation of the transactions herein contemplated hereby, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a material default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Back-Up Servicer or its properties or the charter or bylaws of the Back-Up Servicer, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Back-Up Servicer's ability to enter into this Pooling and Servicing Agreement and to consummate the transactions contemplated hereby;
  this Pooling and Servicing Agreement has been duly executed and delivered by the Back-Up Servicer and, assuming due authorization, execution and delivery by the Trustee, the Seller, the Servicer, the Credit Risk Manager and the Depositor, constitutes a valid and binding obligation of the Back-Up Servicer enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);
  there are no actions, litigation, suits or proceedings pending or, to the knowledge of the Back-Up Servicer, threatened against the Back-Up Servicer before or by any court, administrative agency, arbitrator or governmental body (a) with respect to any of the transactions contemplated by this Pooling and Servicing Agreement or (b) with respect to any other matter which in the judgment of the Back-Up Servicer if determined adversely to the Back-Up Servicer would reasonably be expected to materially and adversely affect the Back-Up Servicer's ability to perform its obligations under this Pooling and Servicing Agreement; and the Back-Up Servicer is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Pooling and Servicing Agreement;
  the Back-Up Servicer is a member of MERS in good standing and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS; and
  the Back-Up Servicer meets all requirements applicable to a successor Servicer pursuant to Section 7.02 of this Agreement. Section 7. Effect of Amendment. Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Seller, Servicer, the Back-Up Servicer, Depositor and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Section 8. Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Seller, Servicer, Back-Up Servicer, Credit Risk Manager, Depositor and Trustee. Section 9. Governing Law. This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws. Section 10. Severability of Provisions. If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment. Section 11. Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof. Section 12. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. [signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Trustee, the Seller, the Servicer, the Credit Risk Manager and the Back-Up Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written. CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., as Depositor
By:
Name:
Title:
DLJ MORTGAGE CAPITAL, INC.,
as a Seller
By:
Name:
Title:
OCWEN FEDERAL BANK FSB,
as Servicer
By: ________________________________
Name:
Title
THE MURRAYHILL COMPANY,
as Credit Risk Manager
By:
Name:
Title:
[signature page continues on following page]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By:
Name:
Title:
Acknowledged and Agreed to:
WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION,
as Back-Up Servicer
By: ________________________________
Name:
Title:

Exhibit A

[Rating Confirmations from Rating Agencies]

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A-1

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